Exhibit 99.1

FOR IMMEDIATE RELEASE

Grifols and Talecris Announce the Outside Date of their Merger Agreement has been Extended to June 30, 2011

Research Triangle Park, N.C. – March 4, 2011– Grifols S.A. (GRF.MC) and Talecris Biotherapeutics Holdings Corp. (NASDAQ: TLCR) today announced that the outside date under their merger agreement for closing their pending merger transaction has been extended to June 30, 2011 (from March 6, 2011). Grifols has extended the financing and financing commitments from its lenders to June 30, as well. Grifols is continuing to work with the U.S. Federal Trade Commission to obtain its clearance of the proposed transaction. As previously disclosed, Grifols has agreed with FTC not to close the merger transaction without providing to the FTC at least thirty days advanced notice.

About Grifols

Grifols is a Spanish holding company, specializing in the hospital-pharmaceutical sector, and with a presence in over 90 countries. Since May 2006 it has been listed on the Spanish Continuous Market, and it is included in the Ibex-35. Grifols is the leading European plasma products company, and the fourth-largest producer in the world. The company plans to strengthen its position within the industry as a vertically integrated company, on the basis of its ongoing investment program. In terms of raw material, Grifols has secure plasma supplies from its network of 80 plasmapheresis centers in the United States, while its production plants in Barcelona (Spain) and Los Angeles (United States) ensure that it has the fractionation capacity to satisfy rising demand. In addition, the company has implemented an ambitious investment plan to enable it to deliver sustained growth over the next 8 to 10 years.

About Talecris Biotherapeutics: Inspiration. Dedication. Innovation.

Talecris Biotherapeutics is a global biotherapeutic and biotechnology company that discovers, develops and produces critical care treatments for people with life-threatening disorders in a variety of therapeutic areas including immunology, pulmonology, neurology and hemostasis. For more information, please visit: www.talecris.com

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Contact:

Grifols Investor Relations

Nuria Pascual, 34 93 571 02 21

inversores@grifols.com

Talecris Investor Relations

Drayton Virkler, 919-316-2356

drayton.virkler@talecris.com

Talecris Corporate Communications

Becky Levine, 919-316-6590

becky.levine@talecris.com